UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 10, 2010
Date of Report (Date of earliest event reported)

IMPERIAL RESOURCES,  INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53332	83-0512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 West Nye Lane, Suite 129, Carson City, NV	89706
(Address of principal executive offices)	(Zip Code)

 (775) 884-9380
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3. SECURITIES AND TRADING MARKETS

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

On December 10, 2010 Imperial Resources, Inc. (the “Company”) and its wholly owned subsidiary, Imperial Oil and Gas, Inc. (“IOG”) entered into a Note Conversion Agreement (“the “Agreement”) with Coach Capital LLC (“Coach) relating a Loan Note (“Note”) from Coach to IOG dated January 19, 2010.

The main terms of the Note were a loan of $900,000 carrying simple interest at 5% per annum or pro rata. Interest payments were payable annually in arrears, accruing up to the repayment date of January 19, 2013. Prior to that the Note could have been redeemed at any time at IOG’s sole election, provided accrued interest had been paid. If the Note and interest had not been paid in full by January 19, 2013 Coach would have been due 75% of IOG’s share of production from a defined producing well, and 100% of IOG’s potential future share of production in certain leased lands associated with that producing well.

The Agreement of December 10, 2010 provided Coach with an option, up until full repayment of the Note and accrued interest, to fully convert the Note into common stock of the Company at $0.58 per share, subject properly noticing the conversion to the Company. The Agreement also provided for, if the option was exercised, the terms of the Note relating to the IOG’s share of production from the producing well and IOG’s potential future share of production in certain leased lands associated with that well, if full repayment had not made on or by January 19, 2013 to be made null and void.

At December 10, 2010, the debt under the Note was $900,000.00 in principal and $42,534.25 in accrued interest, totalling $942,534.25.

On December 10, 2010, under the Agreement, Coach served a valid notice on the Company to fully convert the Note.

Accordingly Coach has been issued 1,625,059 shares of the Company’s common stock. The Note and its terms are cancelled. Following the issuance the total number of issued shares of the Company’s common stock will be 41,625,059.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL RESOURCES, INC.
DATE: December 13, 2010	/s/ James Payyappilly
Name: James Payyappilly
President/Chief Executive Officer